Exhibit 99.2
This translation is provided for convenience purposes only, and in the event of any discrepancy between the English translation and the Hebrew original, the Hebrew original shall prevail.

AGREEMENT
Made and executed in Tel Aviv on December 16, 2025
Between:
S. Nechama Investments (2008) Ltd. No. 514109743
("Nechama")
Kanir Joint Investments (2005), Limited Partnership No. 550221535
("Kanir")
Anat Rafael, I.D. No. 057461881
("Rafael")
(Nechama, Kanir and Rafael shall hereinafter be collectively referred to as the "Sellers" and each of them - the "Seller")

on the one hand;
and:

O.Y. Nofar Energy Ltd
No. 514599943
("Nofar" or the "Purchaser")

on the other hand;

Whereas Nechama is the owner of 3,588,577 shares (subject to the provisions of Section 2.3 of the Agreement), Kanir is the owner of 2,605,845 shares, and Rafael is the owner of 124,524 shares (and in total 6,318,946 shares being sold) of Ellomay Capital Ltd. (No. 868930025) whose shares are listed for trading on the Stock Exchange and on NYSE American (the "Company" and with respect to the total shares mentioned above, the "Shares Being Sold", as applicable), which constitute as of the date of signing this Agreement approximately 45.85% of the issued share capital of the Company, after deduction of dormant shares held by the Company itself; and

Whereas subject to the fulfillment of the Condition Precedent, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Shares Being Sold at the Closing Date, in consideration and on the terms detailed below in this Agreement; and

Whereas it is the desire of the Sellers and the Purchaser (together: the "Parties") to set forth and define within the framework of the provisions of this Agreement the terms regarding the sale of the Shares;

Therefore, it has been declared, stipulated and agreed between the Parties as follows:

1.	Preamble and Definitions
1.1.	The preamble to this Agreement and the appendices thereto constitute an integral part thereof and shall be read as one with the rest of its sections.
1.2.	The section headings are for convenience only and no term of this Agreement shall be construed in accordance therewith.

1.3.	The terms detailed below shall have in this Agreement the meaning appearing next to each of them, unless the context otherwise requires:
1.3.1.	"Stock Exchange" - The Tel-Aviv Stock Exchange Ltd.
1.3.2.
"Last Date" (for receipt of the regulatory approvals referred to in Sections 5.1.1 through 5.1.3 included in the Condition Precedent) - The date upon the expiration of 90 days from the date of signing this Agreement (the "Original Last Date"); provided, however, that if the Purchaser has acted in good faith to obtain the regulatory approvals and these have not been received by the Original Last Date, and the Purchaser has given written notice to the Seller that it believes in good faith that there is still a good likelihood that such approvals will be received, then the Last Date shall be extended by an additional 45 days beyond the Original Last Date. If by the end of such date all approvals have not been received, and the Purchaser has given written notice to the Seller that it believes in good faith that there is a real likelihood that such approvals will be received within an additional 45 days, then the Last Date shall be extended by an additional 45 days.

1.3.3.	"Determining Date" - The date of receipt of the regulatory approvals referred to in Sections 5.1.1 through 5.1.3 included in the Condition Precedent.
1.3.4.	"Price per Share" - Based on an agreed value of NIS 1,000,000,000 for the Company, approximately NIS 72.5624 per each share, subject to Section 4.3 below regarding adjustment of the consideration.
1.3.5.	"Customary Adjustments" - Adjustments for dividend distributions (including dividends in kind), consolidation, split, bonus shares and the bonus element in rights.
1.3.6.
"Condition Precedent" - Receipt of all regulatory approvals detailed in Sections 5.1.1 through 5.1.3 below by the Last Date, and the fulfillment of the other conditions detailed in Section 5.1 (cumulatively) until (and including) the Closing Date.

1.3.7.	"Securities Law" - The Israeli Securities Law, 5728-1968.
1.3.8.
"Business Day" - Each of the days Monday through Thursday of the week, on which regular business is conducted in banks in Israel and in the United States, and provided that they are not a holiday, festival, eve of a holiday or day of rest in Israel or in the United States.

1.3.9.
"Closing Date" - The date that will fall ten (10) Business Days after the Determining Date (if on such date there is no settlement at the Stock Exchange Clearing House and on NYSE American, the Closing Date shall be postponed to the first Business Day thereafter on which settlement also takes place at the Stock Exchange Clearing House and on NYSE American; hereinafter: "Trading Day").

1.3.10.	"Shares" - Ordinary shares of the Company with a par value of NIS 10 each.
1.3.11.
"Free and Clear" (with respect to the Shares Being Sold) - Free and clear of any debt, attachment, pledge, charge, power of attorney, lien, claim, right of set-off, option and/or other rights of any third party whatsoever, of any kind and type (including rights with respect to or in connection with subsidiaries or associated companies or assets held in such companies or by the Company - directly or indirectly), including refusal rights and/or pre-emption rights for purchase or tag-along rights and/or drag-along rights; as well as any regulatory or other restriction on the transfer of the Shares Being Sold that is not detailed within the framework of the Condition Precedent (but excluding restrictions on the tradability of the Shares Being Sold under any securities laws arising from the status of the Sellers as Affiliates of the Company. It is noted that the matters detailed in Appendix 1.3.11 to this Agreement do not affect the transferability of the Shares Being Sold).

1.3.12.
"Related Party" - A person who is the controller or is controlled by the party in relation to which it is a "Related Party", or is controlled by the controlling shareholder in the other party, as well as an associated company as defined in the Israeli Securities Regulations (Periodic and Immediate Reports), 5730-1970.

1.3.13.	"Control" (and its derivatives) - As defined in the Securities Law.
1.3.14.	"Interim Period" - The period from the date of signing this Agreement until the Closing Date.

2.	Representations, Warranties and Undertakings of the Sellers
The Sellers represent and confirm (jointly and severally, unless expressly stated otherwise) as of the date of signing, and also undertake to the Purchaser, as follows:
2.1.
Each of the Sellers represents with respect to its shares only, that the Shares Being Sold are in the full and exclusive ownership of such Seller (but their transfer is subject to receipt of the approvals that are the subject of the Condition Precedent), they were duly allotted and fully paid, and that they will be transferred by such Seller to the Purchaser on the Closing Date when they are Free and Clear.

2.2.	The Shares Being Sold constitute approximately 45.85% of the issued and paid-up capital of the Company (after deduction of dormant shares held by the Company itself).
2.3.
Nechama represents with respect to its Shares Being Sold that 464,973 shares out of the Shares Being Sold by it were held by Mr. Shlomo Nechama, and that the parties signed an agreement dated November 30, 2025 for their transfer to Nechama pursuant to Section 104 of the Income Tax Ordinance. As of the date of signing this Agreement, the formal registration of the transfer has not yet been completed, but it will be completed by the Closing Date.

2.4.
The Sellers represent that they will not take actions, and will do everything in their power to prevent, actions that may dilute their percentage of holdings in the Company, except for the allocation of equity compensation to officers/employees in the Company, within the framework of an employee compensation plan, in the ordinary course of business.

2.5.
Subject to the fulfillment of the Condition Precedent: Each of Nechama, Kanir and Rafael represents with respect to itself only that (a) it has the legal capacity to enter into this Agreement and to fulfill all its obligations thereunder; (b) its entry into this Agreement and performance of its obligations thereunder have been duly approved in accordance with the provisions of the Seller's organizational documents (if it is a corporation), and the signatories on its behalf to this Agreement and to all other transaction documents relevant to it are authorized to do so, and their signature binds it for all intents and purposes; (c) this Agreement (assuming it was duly signed by the Purchaser) constitutes a legal and binding obligation of the Seller that is enforceable against it according to its terms; (d) there is no impediment, restriction or prohibition from the Seller's perspective - under any law, agreement to which the Seller is a party, or its organizational documents - to its entry into this Agreement and to the performance of all its obligations thereunder in full and on time; (e) the Seller's entry into this Agreement and performance of its obligations thereunder do not require, from the Seller's perspective, the approval of any third party whatsoever (including any governmental authority). For the avoidance of doubt, it is clarified that the above does not constitute a representation or undertaking by the Seller regarding what is required from the Company in connection with the performance of this Agreement or regarding its implications for the Company, including its implications for agreements to which the Company or any of the legal entities under its control or ownership is a party, which include provisions relating to a change of control in the Company. Without derogating from the above, the Sellers will approach the Company with a request that it cooperate with the Purchaser in a reasonable and customary manner for the purpose of handling contacts with third parties as aforesaid in order to enable the Purchaser to discuss with them the implications of the performance of this Agreement and without the approvals of third parties as aforesaid constituting a condition precedent to the transaction that is the subject of this Agreement or a breach by the Sellers of the terms of this Agreement. For the avoidance of doubt, it is clarified that approvals required from regulators according to law for the purpose of transferring the Shares Being Sold are a condition precedent as stated in Section 5 below.

2.6.
As of the date of signing this Agreement, the Sellers and/or anyone on their behalf and/or any Related Party to the Sellers and/or to any of the controlling shareholders and/or officers in the Sellers have no claims, arguments or demands against the Company, and the Company does not owe the Sellers (and/or anyone on their behalf and/or any Related Party to the Sellers and/or to any of the controlling shareholders and/or officers in the Sellers) any money (except for current obligations with respect to what is due to Kanir and a company controlled by Mr. Ran Friedrich for his role as CEO of the Company and directors' fees due to directors in the Company).

2.7.	It is known to the Sellers that the Purchaser is entering into this Agreement with them in reliance on their representations expressly included in this Agreement.

3.	Representations, Warranties and Undertakings of the Purchaser
The Purchaser represents, confirms and undertakes to the Sellers as follows:
3.1
Subject to the fulfillment of the Condition Precedent: (a) the Purchaser has the legal capacity to enter into this Agreement and to fulfill all its obligations thereunder; (b) the Purchaser's entry into this Agreement and performance of its obligations thereunder have been duly approved in accordance with the provisions of its organizational documents, and the signatories on behalf of the Purchaser to this Agreement and to all other transaction documents relevant to it are authorized to do so, and their signature binds the Purchaser for all intents and purposes; (c) this Agreement (assuming it was duly signed by the Sellers) constitutes a legal and binding obligation of the Purchaser that is enforceable against it according to its terms; (d) there is no impediment, restriction or prohibition from the Purchaser's perspective - under any law, agreement to which the Purchaser is a party, or its organizational documents - to its entry into this Agreement and to the performance of all its obligations thereunder in full and on time; (e) the Purchaser's entry into this Agreement and performance of its obligations thereunder do not require, from the Purchaser's perspective, the approval of any third party whatsoever (including any governmental authority).

3.2
The Purchaser will have the necessary financing and the capacity and means required to perform its obligations under this Agreement in full and on time, including the financial capacity to purchase the Shares Being Sold.

3.3
Subject to the accuracy of the Sellers' representations expressly included in this Agreement and to the fulfillment of all their obligations thereunder and in accordance with its provisions, the Purchaser confirms that it is purchasing the Shares Being Sold in their condition and in the Company's condition on "As-Is" basis and subject to them being Free and Clear. Apart from the representations expressly given in this Agreement, no additional representations whatsoever are given to the Purchaser and the Purchaser waives any claim or demand against the Sellers in connection with the Company's condition, including and without derogating from the generality of the above, its assets, liabilities, legal and economic condition.

3.4	The Purchaser represents as detailed in Appendix 3.4 to this Agreement.
3.5	It is known to it that the Sellers are entering into this Agreement with it in reliance on its representations expressly included in this Agreement.

4.	Purchase of the Shares Being Sold
4.1.
Subject to the fulfillment of the Condition Precedent, on the Closing Date the Sellers will sell to the Purchaser, and the Purchaser will purchase from the Sellers, all of the Shares Being Sold, at a price of NIS 72.5624 per each share being sold and in total for a total consideration of NIS 458,518,289 (hereinafter: the "Consideration"), subject to Section 4.3 below regarding adjustment of the Consideration

4.2.
Within 10 days from the date of signing this Agreement, the Purchaser shall deposit with I.B.I. Trust Management (the "Trustee") an amount equal to 10% of the Consideration, in accordance with the letter of instructions to the trustee attached as Appendix 4.2 to this Agreement (the "Letter of Instructions to the Trustee"). In the event of a material breach of this Agreement by the Purchaser, including due to the fact that the Purchaser did not pay the full Consideration due to the Sellers on the Closing Date, and did not cure the breach within 7 days from the date of receipt of written notice thereof from the Sellers, then the entire amount deposited in trust, including the proceeds (net after tax) that have accrued therein, shall be forfeited and transferred by the Trustee to the Sellers as final and exclusive agreed compensation for breach of the Agreement by the Purchaser, all as detailed in the Letter of Instructions to the Trustee. It is clarified that if the Agreement has expired or been canceled in accordance with its provisions, the entire amount deposited in trust, including the proceeds (net, after tax) that have accrued therein, shall be returned to the Purchaser, all as detailed in the Letter of Instructions to the Trustee.

Breach of Sections 4.1, 4.2 (to the extent its breach results from an act or omission of the Purchaser) and 5.2 (to the extent its breach results from an act or omission of the Purchaser) of this Agreement by the Purchaser shall be deemed a material breach.

4.3.
The Price per Share for the Shares Being Sold shall be adjusted for dividends that were distributed and will be distributed by the Company whose record date for their payment is in the period from December 14, 2025 until the Closing Date, so that from the Price per Share will be deducted any dividend amount that will actually be paid to the Sellers for a Company share in the aforementioned period (and the total Consideration for the Shares Being Sold will be reduced accordingly). The Price per Share and/or the quantity of Shares Being Sold will also be adjusted for the other Customary Adjustments.

4.4.
Part of the Shares Being Sold are held by the Sellers through a broker and part of the Shares Being Sold are registered directly in their names at Continental Stock Transfer & Trust which constitutes the Company's register of shareholders. With respect to shares registered directly in the Company's register of shareholders, an appropriate share transfer deed will be signed on the Closing Date as well as all documents required from Continental Stock Transfer & Trust in order to register the transfer. With respect to shares held through a broker, the transfer of shares will be made by transfer to a broker account in the name of the Purchaser. The transfer of the Shares Being Sold shall be made against and concurrently with the payment of the Consideration for the Shares Being Sold in a manner that will ensure the transfer (or crediting of the Purchaser's broker account) on the date of transfer of the Consideration. By the Closing Date, the Parties will coordinate the full technical procedure for the transfer of shares in exchange for payment of the Consideration, it being clarified in this regard that the amount deposited with the Trustee plus its proceeds (net, after deduction of tax) will be transferred by the Trustee to the Sellers as part of the Consideration, as stated in the Letter of Instructions to the Trustee. The shares will be transferred to the Purchaser whether within the framework of a change of ownership registered in Continental Stock Transfer & Trust or through a broker.

4.5.
The Sellers undertake to act so that immediately after the Determining Date, the Company's board of directors will be convened for a meeting that will take place before the Closing Date, and on whose agenda will be the appointment of directors on behalf of the Purchaser and the resignation of incumbent directors on behalf of the Sellers, so that on the Closing Date: (a) four (4) directors recommended by the Purchaser will be appointed to the Company's board of directors (and the Purchaser undertakes that all its candidates as aforesaid will meet all relevant eligibility requirements for such service), whose names (together with CVs and eligibility declarations as required) will be delivered by the Purchaser in writing to the Sellers a reasonable time before the aforementioned board meeting; and (b) four (4) directors from among the directors who were recommended for service by the Sellers will resign from the Company's board of directors. Notwithstanding the above, the Purchaser, at its sole discretion, may appoint fewer than four (4) directors, and may accordingly request that only the number of directors it appoints resign.

5.	Condition Precedent
5.1.
The obligations of the Purchaser on the one hand, and the Sellers on the other hand, under this Agreement are subject to receipt of all regulatory approvals detailed in Sections 5.1.1 through 5.1.3 below by the Last Date, and the fulfillment of the other conditions detailed in Section 5.1 (cumulatively) until (and including) the Closing Date:

5.1.1.	Receipt of approval to hold control in the Company by the Purchaser, from the Israeli Electricity Authority with respect to the Shares Being Sold to the extent required by law.
5.1.2.
Receipt of a merger approval from the commissioner of Israeli Competition Authority for the transaction that is the subject of this Agreement, as well as from any equivalent authority in a territory outside of Israel, to the extent required by law.

5.1.3.	Receipt of any other regulatory approval required by an Israeli or foreign authority for the purpose of transferring control in the Company, to the extent required by law.
5.1.4.
 Non-cancellation of this Agreement by the Purchaser as a result of the occurrence of a cancellation cause (if such arises) pursuant to Section 6 below (in connection with certain events during the Interim Period).

5.2.
The Parties will take all reasonable measures and cooperate in order to promote receipt of the regulatory and other approvals that are the subject of the Condition Precedent, including submitting the required applications for the purpose of obtaining the aforementioned approvals as soon as possible and no later than within 28 days from the date of signing this Agreement, and will fully cooperate with any request of the relevant authorities for the purpose of obtaining the aforementioned approvals. Each of the Parties will provide the other Party with reports on any development that occurred in connection with the handling of the application submitted on its behalf for the purpose of obtaining the aforementioned approvals, as well as in connection with any requests and/or approaches, including requests for additional information, that will be directed to it from the relevant authorities. Each of the Parties will provide the other with a copy of any of the above approvals that are the subject of the Condition Precedent, upon receipt of each such approval.

5.3.
It is agreed that if any of the regulatory approvals referred to in Section 5.1.1 or Section 5.1.2 or Section 5.1.3 will be subject to restrictions or conditions that do not exist (mutatis mutandis) in the approvals in the Sellers' possession as of the date of signing this Agreement, to the extent relevant, and which would materially affect the Purchaser or the Company, as they are as of the date of signing this Agreement, the Purchaser will be entitled not to agree to such restrictions, and in such case the relevant approval will be deemed not to have been received.

5.4.
In the event that despite the efforts of the Parties the approvals referred to in Section 5.1.1 or Section 5.1.2 or Section 5.1.3 have not been received by the Last Date, this Agreement shall be null and void and none of the Parties will have any cause, claim or right of action whatsoever arising from the Agreement or its cancellation. It is clarified that the above does not derogate from the right of any of the Parties to any remedy, under this Agreement and under any law, against the other Party for breach of the provisions of this Agreement by it, including for breach of its obligation under Section 5.2 above to act to obtain the approvals that are the subject of the Condition Precedent.

5.5.
If before the Last Date a final and conclusive decision has been received by the competent body to grant any of the regulatory approvals referred to in Section 5.1.1 or 5.1.2 or 5.1.3 to refuse to give such approval, this Agreement shall expire as stated in Section 5.4 above already on the date on which the aforementioned decision was delivered to the Parties (or to the relevant petitioning party) and the provisions of Section 5.4 above shall apply, subject to the right of the Purchaser to appeal such decision in court, and then the Purchaser's right will be exhausted until the expiration of the Original Last Date.

6.	Interim Period
Subject to the provisions of any law, during the Interim Period the Sellers will act to cause, to the extent within their control, the Company to operate in the ordinary course of business only.
The Purchaser shall have the right to give notice of cancellation of this Agreement upon the occurrence of any of the following events, by written notice to be delivered to the Sellers within 7 days from the date on which the Purchaser became aware of its occurrence (and for this purpose, any report of the Company shall be deemed as if the Purchaser became aware of it on the date of its publication, and any written notice delivered to it by the Sellers - as if the information included therein became known to the Purchaser on the day the notice was delivered), and provided, to the extent the event can be remedied, that the event was not remedied by the Sellers within 7 days from receipt of the Purchaser's written notice. And these are the events:
6.1.
The Company enters into a new material transaction, which is not in the ordinary course of business, with the Sellers or any Related Party to the Sellers and/or to any of the controlling shareholders and/or officers in the Company. Without derogating from the above, the Sellers undertake that they, and private subsidiaries under their sole control, will not enter during the Interim Period into a transaction with the Company falling within the scope of Section 6.1.

6.2.	The Company enters a new material field of activity, which is not included in the Company's strategic plan, requiring material investments.
6.3.	The Company sells (or leases) a significant part of the Company's real estate (which it owns or which it leases).
6.4.	A change in the Company's articles of association has been approved, which is not merely a technical change.

7.	Taxation and Expenses
7.1.
Each of the Parties will bear all tax payments and other mandatory payments applicable to it in connection with this Agreement by virtue of the provisions of any law, and all its other expenses in connection with entering into the Agreement, the negotiations for its conclusion and everything related or ancillary thereto, including attorney's fees, accountants, intermediaries, brokers and other advisors. The costs of the Letter of Instructions to the Trustee will be divided between the Parties equally.

7.2.
From any payment to be paid to the Sellers for the Shares Being Sold, the Purchaser will withhold tax at source at the rate required by law, unless it has been provided with a certificate regarding a different rate of withholding tax at source or exemption from such withholding before making the relevant payment. Any amount withheld as aforesaid will be considered, for all intents and purposes, as an amount paid to the Sellers as part of the Consideration for the Shares Being Sold. If the Purchaser withholds tax at source as aforesaid, it will deliver to the Sellers a certificate regarding the withholding of tax at source as aforesaid.

8.	Assignment of Rights and Obligations
A party to this Agreement shall not assign, transfer or otherwise convey this Agreement or a right granted to it thereunder or an obligation imposed on it by virtue thereof to another/others except with the prior written consent of the other Party. Subject to the above, this Agreement shall be for the benefit of and shall apply to the Parties thereto, their successors and assigns.

9.	Governing Law and Dispute Resolution
9.1.	The law governing this Agreement and everything arising from it shall be Israeli law only (without its choice of law rules), and no other law shall apply to it.
9.2.
Disputes or disagreements between the Parties to this Agreement on any matter relating to this Agreement or the subjects with which it deals, including regarding the conclusion of the Agreement, its validity, breach, enforcement or interpretation, shall be decided by a sole arbitrator in arbitration in Israel. The arbitrator shall decide in accordance with substantive law, but shall not be bound by the rules of procedure and the laws of evidence, and shall be required to give reasons for his decision in writing. The arbitrator shall be entitled to grant interim orders and other temporary remedies. The arbitrator's fee shall be paid by the disputing Parties in equal parts between them, unless the arbitrator directs otherwise, in light of the results of the proceeding or for any other reason he sees fit. The provision of this section has the same status as an arbitration agreement between the Parties and the provisions of the First Schedule to the Israeli Arbitration Law, 5728-1968, shall apply to the arbitration and to the arbitrator. The arbitrator shall be determined by agreement by the Parties to the dispute, and to the extent that no such agreement has been reached within 7 days from the date of application by any of the Parties - his identity shall be determined by the Chairman of the Israel Bar Association. Notwithstanding the above, in any case where any of the Parties to this Agreement is sued in court by a third party who is not a party to this Agreement, the sued Party shall be entitled, subject to the provisions of any law, to send a third party notice to the other and request the joining of another party to this Agreement to any such proceeding and the provisions of this section above shall not apply.

9.3.
Subject to the arbitration provisions set forth in this section above and without derogating from them, jurisdiction in all matters relating to this Agreement or arising from it (including proceedings for approval or cancellation of the arbitrator's award) is vested solely in the competent courts of Tel-Aviv and not in other courts.

10.	Miscellaneous
10.1.
The Parties will jointly agree on any publication or notice or disclosure to the public regarding the provisions of this Agreement or the transaction that is the subject of the Agreement, unless disclosure is required by law, and in such case each Party will notify the other Party thereof, to the extent possible and subject to the time limitations of the report as set forth in the provisions of the relevant law, and will deliver to it (to the extent there is no legal impediment to do so) the text of the publication or notice before its publication. It is clarified that the Purchaser is required to publish the content of this Agreement shortly after its signing.

10.2.
The Parties will take all steps reasonably necessary for the implementation of this Agreement and its performance according to its language and spirit, including signing documents, providing information, obtaining approvals, and any other action required or useful for the performance of this Agreement.

10.3.
This Agreement includes and exhausts all understandings and agreements between the Parties regarding the transactions included in it, and it cancels and supersedes any agreement, understanding, representation, understanding, draft or negotiation that preceded it regarding the subjects of the Agreement. Drafts and other documents exchanged between the Parties before the date of signing this Agreement will be considered as if never made and will not serve and will not be accepted in any way or form as evidence or support for interpretation or a claim.

10.4.
In the event of any ambiguity or question regarding the intention or interpretation of any section, this Agreement shall be interpreted as one drafted by all the Parties and no conclusion shall be drawn or burden of proof imposed in favor of or against any Party by virtue of drafting by any Party of any provision in the Agreement.

10.5.	No amendment to this Agreement or any of its provisions shall be valid unless made in writing signed by all the Parties.
10.6.
No conduct by any of the Parties shall be deemed a waiver of any of its rights under this Agreement or under any law, or a waiver or consent on its part to any breach or non-performance of contract terms by the other Party, or as permitting a postponement or extension, or as a modification, cancellation, or addition of any term whatsoever, unless expressly done in writing. The consent of any of the Parties to deviate from any term of this Agreement, in a particular case, shall not constitute a precedent and no inference shall be drawn therefrom to any other case in the future. If any of the Parties did not enforce, or enforced with delay, any right vested in it under this Agreement or by virtue of law, in a particular case, this shall not be deemed a waiver of the said right or of any other rights whatsoever.

10.7.	This Agreement shall not be deemed an agreement made for the benefit of any third party, and no third party shall have a right of action by virtue thereof against any of the Parties thereto.
10.8.	This Agreement may be signed in one part or in parts, which together shall be considered as one complete document.
10.9.
The addresses of the Parties for the purpose of this Agreement are as detailed below, or any other address in Israel of any of the Parties of which it notifies in writing to the other Parties. A notice sent according to the addresses of the Parties below by registered mail shall be deemed to have reached the addressee within 3 Business Days from the time of its dispatch by registered mail from a post office in Israel, and if delivered by hand - at the time of its actual delivery, and if sent by email - at the time of receipt of electronic confirmation of dispatch (and if sent on a day that is not a Business Day, then on the Business Day following receipt of electronic confirmation of dispatch).

In the case of the Purchaser:
O.Y. Nofar Energy Ltd.
[REDACTED]

With a copy (which shall not be deemed service) to: Adv. Elad Ziv
Meitar | Law Offices
[REDACTED]

In the case of the Sellers:
Attn: Asaf Nechama
[REDACTED]
With a copy (which shall not be deemed service) to: Adv. Doron Segal
Goldfarb Gross Seligman & Co., Advocates
[REDACTED]

In witness whereof the Parties have signed:

A.Y. Nofar Energy Ltd.
/s/ Ofer Yannay

S. Nechama Investments (2008) Ltd.
/s/ Asaf Nehama

Kanir Joint Investments (2005), Limited Partnership
/s/ Ran Fridrich

Anat Refael
/s/ Anat Refael

AMENDMENT NO.1 TO THE AGREEMENT DATED DECEMBER 16, 2025
Made and executed in Tel Aviv on March 2, 2026
Between:
S. Nechama Investments (2008) Ltd. No. 514109743
("Nechama")
Kanir Joint Investments (2005), Limited Partnership No. 550221535
("Kanir")
Anat Rafael, I.D. No. 057461881
("Rafael")
(Nechama, Kanir and Rafael shall hereinafter be collectively referred to as the "Sellers" and each of them - the "Seller")

on the one hand;
and:

O.Y. Nofar Energy Ltd
No. 514599943
("Nofar" or the "Purchaser")

on the other hand;

Whereas on December 16, 2025, the Sellers entered into an agreement with the Purchaser (the "Agreement") for the sale of all their shares in Ellomay Capital Ltd. (the "Company") to the Purchaser (the "Transaction"); and
Whereas on February 12, 2026 (the "Determining Date"), the approval of the Israeli Electricity Authority for the Transaction was received and thereby all conditions precedent to the Transaction were fulfilled; and
Whereas according to the Agreement, the Closing Date will be on the date falling 10 Business Days after the Determining Date, namely - on March 4, 2026 (the "Closing Date"); and
Whereas the Parties wish to regulate in this Amendment the procedure for completing the Transaction in connection with payment of the Consideration through the Trustee, and accordingly to postpone the Closing Date;

Therefore, it has been declared, stipulated and agreed between the Parties as follows:

1.	This Amendment constitutes an integral part of the Agreement. Terms appearing in this Amendment shall have the meaning given to them in the Agreement unless expressly stated otherwise.
2.
Upon signing this Amendment, the Parties are also signing an amendment to the Letter of Instructions to the Trustee dated December 16, 2025, pursuant to which the Purchaser shall deposit into the Trust Account, as defined in the trust agreement, the balance of the Consideration in the amount of NIS 412,666,461 (the "Balance of the Consideration"), no later than March 4, 2026.

3.
Subject to the transfer of the Balance of the Consideration by the Purchaser to the Trust Account, as stated in Section 2 above, the Sellers shall complete the registration of the Shares Being Sold so that they will be registered in the name of the Purchaser in the register of Continental Stock Transfer & Trust Company ("Continental"), and shall also provide to the Purchaser an agreement regarding the Shares Being Sold (Control Agreement and Acknowledgment of Pledge and Security Interest), in the form attached as Appendix "A" to this Amendment (the "Control Agreement"), signed by Continental. The Purchaser undertakes that it will transfer on its part without delay to the Sellers the Control Agreement signed by it and by Bank Leumi Le-Israel Ltd. (the "Bank") and will also transfer on its part without delay to Continental all details and data reasonably required, and will sign all documents and declarations reasonably required, including documents required for the purpose of the registration process in the name of the Purchaser and Continental's signing of the Control Agreement, so that these will be completed as soon as possible, and so that there will be no impediment (to the extent dependent on things required from the Purchaser) to issue an Account Statement from Continental according to which the Purchaser is registered as the owner of 6,318,946 ordinary shares in the Company instead of the Sellers, without additional notes or restrictions except as required under U.S. securities rules, and signing of the Control Agreement.

Without derogating from the provisions of Section 3 above, all details, declarations and confirmations required from the Purchaser for the purpose of registering the shares in its name in the Continental register and also for the purpose of signing the Control Agreement, are attached as Appendix "B" to this Amendment.
•	Full name of new owner
•	Full address (name, street, city, state, zip)
•	Social security or tax identification number (complete a W-9 form or W8, as applicable

4.
Subject to the provisions of Section 3 above, the Sellers undertake to complete the registration of the Shares Being Sold in the name of the Purchaser in the Continental register and to provide the Control Agreement when signed by Continental within 14 (fourteen) Business Days from the date of deposit of the Balance of the Consideration with the Trustee (the "Last Date for Registration"). If the registration as aforesaid and/or the provision of the Control Agreement when signed by Continental are not completed by the Last Date for Registration, then the Trustee shall be obligated to return the Balance of the Consideration, namely - the sum of NIS 412,666,461 (together with the net proceeds that have accrued from the date of its deposit into the Trust Account) to the Purchaser's account pledged to the Bank according to the details set forth in Appendix "C" to this Amendment. Regarding the balance of the funds in the Trust Account, the following provisions shall apply: If the non-registration of the Shares Being Sold in the Continental register in the name of the Purchaser and the signing of the Control Agreement by Continental by the Last Date for Registration is due to the default of the Sellers, then the Purchaser shall be entitled to such funds, and the Trustee shall transfer the balance of the funds to the Purchaser. If the non-registration of the Shares Being Sold in the name of the Purchaser and the signing of the Control Agreement by Continental by the Last Date for Registration is due to the default of the Purchaser, then the Agreement shall be null and void, and the Sellers shall be entitled to such funds as agreed compensation, and the Trustee shall transfer the balance of the funds to the Sellers. In the event of a dispute between the Parties in this context, the provisions of Section 9 of the Agreement shall apply.

5.
Upon signing this Amendment, the Sellers and the Purchaser are depositing in the trusted hands of the Purchaser's counsel, Adv. Elad Ziv, the following documents: (a) the notice to the Trustee, pursuant to Section 3.1 of the Letter of Instructions to the Trustee, in the form attached as Appendix "D" to this Amendment, duly signed by them (the "Completion Notice"); and (b) the notice to the Trustee, pursuant to Section 3.1 of the Letter of Instructions to the Trustee, in the form attached as Appendix "E" to this Amendment, duly signed by them (the "Non-Registration Notice").

6.	Section 8 of the Agreement is hereby amended so that the Purchaser shall be entitled to pledge its rights under the Agreement in favor of the Bank.

7.
The Sellers and the Purchaser hereby irrevocably instruct Adv. Elad Ziv to immediately transmit the Completion Notice to the Trustee after the presentation before him of the Account Statement and the Control Agreement signed by Continental as stated in Section 3 above, and to fill in it the date which will be the date on which the Account Statement and the Control Agreement signed by Continental were presented before him (whichever is later). However, if the Account Statement and/or the Control Agreement when signed by Continental as stated in Section 3 above were not presented before Adv. Elad Ziv by the Last Date for Registration, then the Sellers and the Purchaser hereby irrevocably instruct Adv. Elad Ziv to immediately transmit the Notice of Return of Consideration to the Trustee and to fill in it the date which will be the first day that falls after the Last Date for Registration. In addition, the Purchaser and Adv. Elad Ziv (in his capacity as trustee under the trust agreement) hereby undertake to the Bank that they will not deviate and will not agree to any deviation from the provisions of the Letter of Instructions to the Trustee as amended pursuant to the amendment to the trust agreement and the Agreement as amended in this Amendment, unless the Bank's prior written approval is obtained. The provisions of this Section 7 constitute a contract for the benefit of a third party in favor of the Bank, which shall be entitled to rely on the provisions of this section and to demand its performance.

In witness whereof the Parties have signed:

A.Y. Nofar Energy Ltd.
/s/ Ofer Yannay; /s/Avi Golde

S. Nechama Investments (2008) Ltd.
/s/ Asaf Nehama

Kanir Joint Investments (2005), Limited Partnership
/s/ Ran Fridrich; /s/ Anat Refael

Anat Refael
/s/ Anat Refael

Elad Ziv Adv.
/s/ Elad Ziv